SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AQUANTIVE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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506 Second Avenue, 9th Floor

Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, May 26, 2004

DEAR AQUANTIVE SHAREHOLDER:

On Wednesday, May 26, 2004, aQuantive, Inc. will hold its 2004 Annual Meeting of Shareholders on the 35th floor of the Smith Tower, at 506 Second Avenue, Seattle, Washington 98104. The Annual Meeting will begin at 8:00 a.m. Only shareholders who owned common stock at the close of business on March 26, 2004, may vote at the Annual Meeting or any adjournments that may take place. At the Annual Meeting we will ask you to:

•	elect Directors to hold office for the term as described in the attached Proxy Statement;

•	approve the material terms of certain performance goals under aQuantive’s Restated 1999 Stock Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code; and

•	transact any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

At the Annual Meeting we will also report on the 2003 business results of aQuantive and other matters of interest to shareholders.

To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

By Order of the Board of Directors,

Linda A. Schoemaker

Senior Vice President, General Counsel and

Corporate Secretary

Seattle, Washington

April 26, 2004

AQUANTIVE, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of aQuantive, Inc. (“aQuantive”) is sending you this Proxy Statement in connection with its solicitation of proxies for use at the aQuantive 2004 Annual Meeting of Shareholders. The Annual Meeting will be held on Wednesday, May 26, 2004, on the 35th floor of the Smith Tower, at 506 Second Avenue, Seattle, Washington 98104, at 8:00 a.m. aQuantive intends to give or mail to shareholders definitive copies of this Proxy Statement and accompanying proxy card on or about April 26, 2004.

Record Date and Outstanding Shares

Only shareholders who owned common stock of aQuantive at the close of business on March 26, 2004, the record date for the Annual Meeting, may vote. At that date, there were 60,751,104 issued and outstanding shares of common stock.

Quorum

A quorum for the Annual Meeting is a majority of the votes entitled to be cast on a matter by holders of shares of common stock entitled to vote, and present, whether in person or by proxy, at the Annual Meeting.

Revocability of Proxies

If you give your proxy card to aQuantive, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of aQuantive in writing before the Annual Meeting;

•	delivering to the Secretary of aQuantive before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Voting

You are entitled to one vote for each share of common stock you hold. For the election of Directors, the three Directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of Directors. Abstentions from voting on the election of Directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. Because brokers and other nominees who hold shares for the accounts of their clients generally have discretionary authority to vote such shares with respect to the election of Directors in the absence of voting instructions from their clients, there will not be any “broker nonvotes” on this matter.

The proposal to approve the material terms of the performance goals under the 1999 Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code will be approved if the votes cast in favor of the proposal by the holders of common stock present, in person or by proxy, and entitled to vote exceed the votes cast against that proposal. Abstentions from voting on this proposal and “broker nonvotes” (which would occur if brokers or nominees are given no voting instructions from their clients with respect to these matters since current Nasdaq rules prohibit discretionary voting on equity compensation plans) will have no impact on the outcome since neither an abstention nor a broker nonvote would constitute a vote for or against this proposal.

If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendations. aQuantive is not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named in it to vote the shares. Please note that if you own shares through a bank or brokerage firm account and you wish to vote in person at the meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares.

Solicitation of Proxies

Proxies may be solicited by certain of aQuantive’s Directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. aQuantive will bear any costs relating to such solicitation of proxies. In addition, aQuantive may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with our Bylaws, the Board of Directors has fixed the number of Directors constituting the Board at nine. The Board is divided into three classes, with one class of Directors elected to a three-year term at each annual meeting of shareholders. At the 2004 Annual Meeting, three Directors will be elected to hold office until the 2007 Annual Meeting of Shareholders, or until their respective successors are elected and qualified. The Board of Directors has proposed that the following nominees be elected at the Annual Meeting: Peter M. Neupert, who currently serves as a Director of aQuantive, Linda J. Srere, and Jaynie M. Studenmund. The names of Directors whose terms will continue after the annual meeting are also listed below. No family relationship exists among any of the Company’s Directors or executive officers. No arrangement or understanding exists between any Director or executive officer and any other person pursuant to which any Director was selected as a Director or executive officer.

Unless otherwise instructed, persons named in the accompanying proxy will vote for these nominees. Although aQuantive anticipates that these nominees will be available to serve as Directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will have discretionary authority to vote for a substitute nominee or nominees.

The Board of Directors recommends a vote “FOR” approval of this proposal.

Nominees for the Board of Directors for Three-Year Terms

Peter M. Neupert, age 48, has served as one of our Directors since February 2000. Since July 1999, Mr. Neupert has served as Chairman of the Board of Directors of drugstore.com, inc., an online retail store and information site for health, beauty, wellness, personal care and pharmacy products, and from July 1998 to April 2001, he served as drugstore.com’s President and Chief Executive Officer. From March 1987 to July 1998, Mr. Neupert served in various capacities at Microsoft Corporation, a software and technology company, most recently as Vice President of News and Publishing for its interactive media group. Mr. Neupert holds an M.B.A. degree from Dartmouth College and a B.A. degree from Colorado College. Mr. Neupert currently serves as a Director of Cranium, Inc. In September 2003, Mr. Neupert was appointed by President George W. Bush to the President’s Information Technology Advisory Committee.

Linda J. Srere, age 48, is a marketing and advertising consultant. From January 2000 to November 2001, Ms. Srere served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000 Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Prior to joining Y&R, Ms. Srere was the Chairman of Earle Palmer Brown New York from 1992 to 1994, and President of Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992, both of which are advertising agencies. Ms. Srere currently serves as a Director of Electronic Arts, Inc.

Jaynie M. Studenmund, age 49, served as the Chief Operating Officer for Overture Services, Inc., an online search provider, from January 2001 through the company’s acquisition by Yahoo!, and until January 2004. From February 2000 through December 2000, she was President and Chief Operating Officer of PayMyBills.com, an internet bill management company. From 1997 to 1998 Ms. Studenmund served as an Executive Vice President and Head of Retail Banking at Home Savings of America, and from 1996 to 1997, she served as an Executive Vice President and Head of Retail Banking at Great Western Bank. From 1991 to 1996, Ms. Studenmund served as an Executive Vice President at First Interstate Bank of California. Ms. Studenmund holds an M.B.A. degree from Harvard Business School and a B.A. degree from Wellesley College. Ms. Studenmund currently serves as a Director of Huntington Memorial Hospital, Treasury Bank (a division of Countrywide), Forest Lawn Memorial Parks, and Flintridge Preparatory School.

Continuing Directors Whose Terms Expire in 2005

Nicolas J. Hanauer, age 44, a cofounder of aQuantive, has served as our Chairman of the Board since June 1998 and as a Director since aQuantive was incorporated in February 1998. He also served as our Chief Executive Officer from June 1998 to September 1999. Since February 2000, Mr. Hanauer has served as a partner with Second Avenue Partners, a venture capital and management consulting firm, which he cofounded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, until its merger with Overstock.com in 2001. In addition, since 2001, Mr. Hanauer has been Co-Chairman and CEO of Pacific Coast Feather Company, a pillow and bedding manufacturing company. From 2000 to 2001, Mr. Hanauer was the Chief Strategy Officer of Pacific Coast Feather Company, and from 1990 to 2000, Mr. Hanauer served as their Executive Vice President, Sales and Marketing. Mr. Hanauer holds a B.A. degree from the University of Washington. Mr. Hanauer currently serves as a Director of HouseValues, Inc., Museum Quality Discount Framing, Inc., The Insitu Group, Inc. and Pacific Coast Feather Company. Mr. Hanauer is actively involved with various community and non-profit organizations including the University of Washington Foundation, the Alliance for Education, the League of Education Voters, and the Seattle Downtown Association.

Brian P. McAndrews, age 45, has served as our Chief Executive Officer and a Director since September 1999, and as our President since January 2000. From July 1990 to September 1999, Mr. McAndrews worked for ABC, Inc., a broadcasting and communications company, holding executive positions at ABC Sports, ABC Entertainment and ABC Television Network; most recently he served as Executive Vice President and General Manager of ABC Sports. From 1984 to 1989, Mr. McAndrews served as a product manager for General Mills, Inc., a consumer products manufacturer. He holds an M.B.A. degree from Stanford University and a B.A. degree from Harvard University.

Jack Sansolo, Ph.D., age 60, has served as one of our Directors since March 2002. In addition, since May 2002, Dr. Sansolo has served as a member of our Advisory Board. In January 2001, Dr. Sansolo reopened Point A Consulting, a marketing, communications and advertising agency which he founded and previously operated from March 1993 to August 1996. From September 1996 to January 2001, Dr. Sansolo served as Executive Vice President, Global Brand Direction, for Eddie Bauer, Inc., a retailer of apparel and home furnishings. Dr. Sansolo holds a Ph.D. degree from Harvard University and an A.B. degree from Hunter College. He currently serves as a Director of two privately owned companies.

Continuing Directors Whose Terms Expire in 2006

Richard P. Fox, age 56, has served as one of our Directors since February 2003. Since October 2001, Mr. Fox has been a partner with RavenFire LLC, which provides consulting services to entrepreneurs and the financial services industry. From April 2000 to September 2001, he was an officer of CyberSafe, an IT security company, serving as President and Chief Operating Officer from January 2001 to September 2001. From April 1998 to February 2000, Mr. Fox was Vice President, Chief Financial Officer at Wall Data, an international enterprise software company. Mr. Fox spent 28 years with Ernst & Young LLP, last serving as managing partner of the Seattle office. He holds a B.B.A. from Ohio University and is a CPA in Washington State. He serves on the Board of Directors of Premera Blue Cross, Flow International Corporation, and Shurgard Storage Centers, Inc. Mr. Fox also serves on the advisory committee of Northwest Venture Associates, a local venture capital fund, on the Board of Trustees of The Seattle Foundation, and on the Board of Visitors for the Fuqua School of Business, Duke University.

Fredric W. Harman, age 43, has served as one of our Directors since May 1999. Since 1994, Mr. Harman has managed several venture capital funds affiliated with Oak Investment Partners, a venture capital firm. From 1991 to 1994, he served as a general partner of Morgan Stanley Venture Capital. Mr. Harman holds an M.B.A. degree from the Harvard Business School and B.S. and M.S. degrees from Stanford University. Mr. Harman currently serves as a Director of InterNAP Network Services Corporation and several privately held companies.

Michael B. Slade, age 46, has served as one of our Directors since December 2002. Since February 2000, Mr. Slade has served as a partner with Second Avenue Partners, which he cofounded. From February 1993 to November 1998, Mr. Slade worked at Starwave Corp., an Internet and multimedia products company, serving as President and Chief Executive Officer from February 1993 to March 1997, and Chairman and Chief Executive Officer from March 1997 to November 1998. At Starwave, Mr. Slade launched ESPN.com, ABCNews.com and the Go.com network. From November 1992 to February 1993, Mr. Slade served as vice president of special projects for Asymetrix Corporation, an enterprise productivity solutions company. From May 1991 to November 1992, Mr. Slade served as Vice President, Marketing for NeXT Computer. From December 1990 until May 1991, he served as Vice President, Marketing for Central Point Software. Mr. Slade began his career at Microsoft Corporation in 1983 and spent seven years there in a variety of product marketing roles, including Director of Corporate Marketing in Microsoft’s systems software division. Mr. Slade holds an M.B.A. degree from Stanford University and a B.A. degree from Colorado College. Mr. Slade currently serves on the boards for Argus Media, the Professional Bowlers Association, and You Software, Inc.

BOARD OF DIRECTORS, COMMITTEES AND CORPORATE GOVERNANCE

During the last fiscal year, there were eight meetings of the Board of Directors. All incumbent Directors attended at least 75% of the Board meetings and the meetings of the committees on which they serve. The Board of Directors has determined that, with the exception of Brian P. McAndrews and Jack Sansolo, all of our current Directors are “independent” as defined by Nasdaq. The nonemployee Directors periodically meet without Mr. McAndrews in attendance. The Company does not have a specific policy regarding Director attendance at the annual shareholder meeting; however, the Company tries to ensure that at least one independent Director is present at the annual meeting and available to answer any shareholder questions. Messrs. Hanauer, McAndrews and Sansolo were present at last year’s annual meeting.

The Board of Directors has a compensation committee, an audit committee and a nominating and corporate governance committee. The current charters of each of these committees are available on the investor relations page of the Company’s Web site, www.aquantive.com. Also posted on that site is a description of the process for shareholders to send communications to the Board.

Compensation Committee

The compensation committee’s duties include determining the compensation for our Chief Executive Officer based on an evaluation of performance in light of certain relevant goals and objectives, establishing and reviewing the compensation of our officers who report to the Chief Executive Officer, considering compensation plans for our executive officers, and carrying out other duties under our stock incentive compensation plans and other plans approved by us as may be assigned to the committee by the Board. The current members of the compensation committee are Richard P. Fox, Peter M. Neupert and Michael B. Slade. The Board of Directors has determined that each committee member is independent under applicable Nasdaq rules. The compensation committee met five times during the last fiscal year.

Audit Committee

The audit committee assists the Board of Directors in fulfilling its oversight responsibilities by, among other things:

•	reviewing the financial information to be provided to our shareholders and others;

•	reviewing the systems of internal controls that our management and the Board of Directors have established;

•	reviewing aQuantive’s audit process; and

•	selecting, overseeing and, where appropriate, replacing our independent accountants.

The audit committee is governed by an audit committee charter. Each member of the audit committee must meet certain independence and financial literacy requirements. The current members of the audit committee are Richard P. Fox, Fredric W. Harman and Gregory B. Maffei. The Board of Directors has determined that each committee member is independent under applicable Nasdaq and Securities and Exchange Commission (SEC) rules. Furthermore, the Board of Directors has determined that Messrs. Fox and Maffei are “audit committee financial experts” under applicable SEC rules. The audit committee met ten times during the last fiscal year.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee assists the Board of Directors by, among other things:

•	approving nominations and recommending to the Board candidates for all Directorships to be filled by the shareholders or the Board;

•	recommending Directors to fill seats on committees of the Board, and Directors to be designated as chairpersons of such committees;

•	recommending removal of Directors, subject to compliance with our Articles of Incorporation and Bylaws and applicable law, when such removal is warranted prior to the expiration of their terms of office;

•	developing Board membership criteria;

•	determining at least annually and reporting to the Board on the independence of Directors and the eligibility of Directors for Board committees pursuant to Nasdaq and SEC rules;

•	periodically reviewing compensation for Board and Board committee service; and

•	considering potential conflicts of interest and making appropriate recommendations if such are determined to exist.

The current members of the nominating and corporate governance committee are Frederic W. Harman, Gregory B. Maffei and Jack Sansolo. The Board of Directors has determined that Messrs. Harman and Maffei are independent under applicable Nasdaq rules. The committee met three times during the last fiscal year.

Director Nominations and Qualifications

The nominating and corporate governance committee will consider nominees for the Board of Directors recommended by shareholders, although the committee is not obligated to recommend such nominees to the Board. In accordance with our Bylaws, shareholders who wish to nominate a candidate must deliver written notice to the Company’s Secretary within the time frames specified in our Bylaws. With respect to the election of Directors at an annual meeting, notice must generally be delivered no fewer than 45 days and no more than 75 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting. The Bylaws specify alternative deadlines for notice in the event the annual meeting is advanced or delayed more than 30 days from the anniversary date of the prior year’s meeting, or if the election of Directors relates to a special shareholders meeting rather than an annual meeting. The notice of a shareholder’s intention to nominate a Director must include:

•	information regarding the shareholder making the nomination, including name, address, and number of shares of aQuantive that are beneficially owned by the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which Directors will be elected, and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name and address of the person or persons being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the SEC’s proxy rules if the person had been nominated for election by the Board of Directors;

•	a description of any arrangements or understandings between the shareholder and such nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a Director if elected.

Director candidates may also be recommended to the nominating and corporate governance committee by the Chief Executive Officer and other Directors and executive officers. The committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. Criteria used by the nominating and corporate governance committee to evaluate Director candidates include, without limitation, experience, judgment, industry knowledge, skills, diversity, and service on other boards. After considering the recommendations of the nominating and corporate governance gommittee, the independent members of the Board of Directors nominate candidates. The nominees included in this Proxy Statement were initially recommended to the nominating and corporate governance committee for consideration as potential Director candidates by current Directors of the Company.

Compensation of Directors

Nonemployee Directors are paid annual cash compensation of $12,500, plus $1,000 for each Board or committee meeting attended (provided that if more than one meeting is held in a single day, only one $1,000 payment would be made for that particular day). In addition, we reimburse our nonemployee Directors for reasonable expenses they incur in attending meetings of the Board of Directors and its committees. Also, in fiscal year 2003, Jack Sansolo received $20,000 for consulting services in connection with his service on our Advisory Board. In his capacity as a member of our Advisory Board, on May 28, 2003 he also received a grant of a nonqualified stock option to purchase 10,000 shares of common stock, with an exercise price of $7.75, which was the fair market value on the date of grant. The option was fully vested upon grant.

Our stock option grant program for nonemployee Directors provides for initial grants to new members of our board upon their first appointment or election, as well as for annual grants for continuing Directors. Under the program as originally established, each nonemployee Director automatically received a nonqualified stock option to purchase 50,000 shares of common stock upon initial election or appointment to the Board. One-third of this option vests on each of the first, second and third anniversaries of the grant date. In addition, under this program as originally established, each nonemployee Director who continues to serve on the Board received an annual grant of an option to purchase 15,000 shares of common stock on the date of the annual shareholders meeting. These options vest in full one year after the grant date. Effective January 29, 2003, the Board amended the stock option grant program to reduce the initial grants from 50,000 shares to 25,000 shares, and to reduce the annual stock option grants from 15,000 to 10,000 shares. The exercise price for all options granted under the program is the fair market value of the common stock on the grant date. Options have a ten-year term, except that options expire one year after a nonemployee Director ceases service as a Director for any reason.

In accordance with this program, in fiscal year 2003 Mr. Slade and Mr. Fox received nonqualified stock option grants to purchase 50,000 and 25,000 shares of common stock, respectively, in connection with their initial appointments to the Board, and each of the nonemployee Directors other than Mr. Fox received an annual grant to purchase 10,000 shares of common stock in May 2003.

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, chief accounting officer, controller and persons performing similar functions. The Code of Ethics is posted on the investor relations page of our Web site, www.aquantive.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our Web site.

PROPOSAL 2: APPROVE THE MATERIAL TERMS OF CERTAIN PERFORMANCE GOALS UNDER THE RESTATED 1999 STOCK INCENTIVE COMPENSATION PLAN

FOR SECTION 162(m) PURPOSES

In March 2004, the Board adopted a restated 1999 Stock Incentive Plan (the “1999 Plan”) that amends the 1999 Plan to incorporate certain provisions that will enable aQuantive to qualify awards granted under the 1999 Plan as “performance-based” under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”). The 1999 Plan was originally approved by shareholders in January 2000.

Pursuant to Section 162(m), in order for us to be able to deduct compensation in excess of $1 million, if any, paid in any year to our Chief Executive Officer or our four other most highly compensated executive officers, such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals be approved by our shareholders. Accordingly, we have amended certain provisions of the 1999 Plan, and are seeking shareholder approval of the material terms of certain performance goals for Section 162(m) purposes.

The amendments to the 1999 Plan (a) impose a limit on the number of shares that may be made subject to awards to any individual in any one fiscal year and a limit on the number of shares that may be granted as one-time grants to newly hired or newly promoted individuals, (b) include a list of performance criteria upon which awards of performance-based restricted stock and restricted stock units may be based, as the Plan Administrator may determine for particular awards in its sole discretion, (c) require that the exercise price of options be at least 100% of the fair market value of our common stock on the date of grant and (d) place restrictions on the Plan Administrator’s ability to adjust performance goals for awards intended to be “performance-based” under Section 162(m).

A copy of the 1999 Plan as amended and restated is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The following summary of the materials terms of the 1999 Plan as so amended and restated does not purport to be a complete description. Please refer to the complete copy of the 1999 Plan in Appendix A for more detailed information.

1999 Plan

The purpose of our 1999 Plan is to enhance long-term shareholder value by offering opportunities to selected persons to participate in our growth and success, and to encourage them to remain in the service of aQuantive and its related subsidiaries and to acquire and maintain ownership in our company. The 1999 Plan permits awards of stock options, shares of common stock or units denominated in common stock, all of which may be subject to restrictions. Persons eligible to receive awards under the 1999 Plan are our officers, Directors, employees, consultants, advisors, agents and independent contractors and related subsidiaries. As of March 26, 2004, approximately 430 individuals were eligible to participate in the 1999 Plan.

As of March 26, 2004, the number of shares of aQuantive common stock authorized for issuance under the 1999 Plan was 15,049,770. In addition, up to 3,297,079 shares subject to outstanding awards under the 1998 Stock Incentive Plan that lapse or terminate will be available for issuance under the 1999 Plan. Under the terms of the 1999 Plan, there is also an automatic increase on the first day of each fiscal year in the number of shares of common stock authorized for issuance under the plan. This automatic annual increase is equal to the least of (1) 5,250,000 shares, (2) 8.0% of the adjusted average common shares outstanding as used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year or (3) a lesser amount as may be determined by the Board. The Board has typically acted to set the amount of the automatic annual increase. For example, for fiscal year 2003 the Board determined that there would be no automatic annual increase and for fiscal year 2004 the Board determined that the automatic annual increase would be 2,800,000 shares. Shares subject to awards granted under the 1999 Plan that have lapsed or terminated are available for future awards under the plan. As of March 26, 2004, 2,591,498 shares were available for grant under the 1999 Plan and 10,786,736 shares were subject to outstanding awards under the 1999 Plan.

No individual may receive more than 500,000 shares subject to awards in a single fiscal year, except that we can make additional one-time grants of up to 250,000 shares to newly hired or newly promoted individuals in any fiscal year.

The 1999 Plan is administered by the Board or a designated committee (the “Plan Administrator”). The Compensation Committee is currently designated as the Plan Administrator. As permitted in the 1999 Plan, the Board has authorized two of the Company’s senior executive officers to grant awards under the 1999 Plan to designated classes of eligible persons, within limits set by the Board.

Subject to the terms of the 1999 Plan, the Plan Administrator determines the terms and conditions of options, including the exercise price. The 1999 Plan provides that the Plan Administrator must establish an exercise price for options that is not less than 100% of the fair market value of our common stock on the date of grant. The term of each option is determined by the Plan Administrator, but if not so determined, is ten years from the date of grant. Unless otherwise established by the Plan Administrator, each option vests over a four-year period, with 20% vesting on the first anniversary of the date of grant and the remainder vesting at the rate of 6.667% per quarter thereafter.

The Plan Administrator is also authorized to make awards of common stock or awards denominated in units of common stock on such terms and conditions and subject to such restrictions, if any, as the Plan Administrator determines, in its sole discretion. These awards may be subject to restrictions based on continuous service with aQuantive or on the achievement of performance criteria related to profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total stockholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies. To date, no stock awards have been issued under the 1999 Plan.

The Plan Administrator will make proportional adjustments to the number of shares issuable under the 1999 Plan and to outstanding awards in the event of stock splits or other similar capital adjustments. Except for certain transfers that may be permitted by the Plan Administrator, no stock award or option may be transferred by the participant other than by will or the laws of descent or distribution and, during a participant’s lifetime, awards may be exercised only by the participant.

Unless otherwise determined by the Plan Administrator, an optionee whose relationship with aQuantive or any related subsidiary ceases for any reason (other than termination for cause, retirement, death or disability, as such terms are defined in the 1999 Plan) may exercise the portion of the option that is vested as of the date of termination prior to the earlier of the option’s specified expiration date and the three-month period following such cessation. Unless otherwise determined by the Plan Administrator, in the event the optionee is terminated for cause, the options terminate upon the optionee’s notification of such cause. Unless otherwise determined by the Plan Administrator, in the event the optionee retires, dies or becomes disabled, the portion of the option that is vested as of the date of retirement, death or disability may be exercised prior to the earlier of the option’s specified expiration date and one year from the date of the optionee’s termination date. Notwithstanding the foregoing, if the optionee dies after termination but while the option is still otherwise exercisable, the portion of the option that is vested as of the date of termination may be exercised prior to the earlier of the option’s specified expiration date and one year from the date of death, unless the Plan Administrator determines otherwise.

The exercise price for shares purchased under options may be paid by cash or check or, unless the Plan Administrator determines otherwise, by any combination of cash or check, shares of common stock already owned by the participant for at least six months (or any shorter period necessary to avoid a charge to aQuantive’s earnings for financial reporting purposes), a broker-assisted cashless exercise (to the extent permitted by law) or such other consideration as the Plan Administrator may permit.

Unless individual award agreements provide otherwise, upon a corporate transaction such as a merger or sale of aQuantive, each outstanding option under the 1999 Plan will be assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. However, if the successor corporation refuses to assume, continue or replace outstanding options, each outstanding option will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction. Options held by certain executive officers that are assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will automatically accelerate and become 100% vested and exercisable if the officer’s employment or services are terminated by the successor corporation without cause or by the officer voluntarily and with good reason within two years after the corporate transaction.

The 1999 Plan may be amended at any time by the Board, except that, to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval is required for any amendment that would (a) increase the number of shares available for issuance under the 1999 Plan, (b) modify the class of persons eligible to receive options or (c) otherwise require shareholder approval under any applicable law or regulation. The Board may also suspend or terminate the 1999 Plan at any time. Unless sooner terminated by the Board, the 1999 Plan terminates on November 16, 2009. The amendment or termination of the 1999 Plan or the amendment of an outstanding award generally will not, without the participant’s consent, impair or diminish any rights or obligations under any outstanding award.

Except for adjustments as a result of a stock split, stock dividend and the like or as a result of a corporate transaction such as a merger or sale of aQuantive, the exercise price of outstanding options may not be reduced without shareholder approval nor may outstanding options be cancelled or amended for the purpose of repricing, replacing or regranting the options with an exercise price that is less than the original exercise price (as adjusted as described above) of the options without shareholder approval.

A new plan benefits table, as described in the federal proxy rules, is not provided because all awards made under the 1999 Plan are discretionary. However, please refer to the table “Option Grants In Fiscal 2003” below, which sets forth the option grants made to our Chief Executive Officer and our other four most highly compensated executive officers in the last fiscal year, and please refer to the description of grants made to our nonemployee Directors in the last fiscal year under the heading “Compensation of Directors” above. The closing price of our common stock, as reported on The Nasdaq National Market on March 26, 2004, was $9.21 per share.

U.S. Federal Income Tax Consequences

The material U.S. federal income tax consequences to aQuantive and to any person granted an option or stock award under the 1999 Plan who is subject to taxation in the United States under existing applicable provisions of the Code and underlying Treasury Regulations are substantially as follows. The following summary does not address state, local or foreign tax consequences and it is based on present law and regulations as in effect as of the date hereof.

Nonqualifed Stock Options (NSOs).    No income will be recognized by an optionee upon the grant of an NSO.

Upon the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price. Upon a later sale of those shares, the optionee will have capital gain or loss equal to the difference between the amount realized on such sale and the tax basis of the shares sold. Furthermore, this capital gain or loss will be long-term capital gain or loss if the shares are held for more than one year before they are sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the exercise price), and the shares’ holding period will begin on the day after the exercise date.

Incentive Stock Options (ISOs).    No income will be recognized by an optionee upon the grant of an ISO.

The rules for the tax treatment of an NSO also apply to an ISO that is exercised more than three months after the optionee’s termination of employment (12 months in the case of permanent and total disability, as defined in the Code).

Upon the exercise of an ISO during employment or within three months after the optionee’s termination of employment (12 months in the case of permanent and total disability), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time equal to the excess of the fair market value of the shares over the exercise price). If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option exercise price will be taxed to the optionee as long-term capital gain or loss. If the shares are disposed of in an arms’ length sale before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares received on the exercise date over the exercise price (or, if less, the excess of the amount realized on the sale of the shares over the exercise price). Additionally, the optionee will have short-term or long-term capital gain or loss, depending on whether the shares have been held for more than one year, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares and (ii) the exercise price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

With respect to both NSOs and ISOs, special rules apply if an optionee uses already-owned shares to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture.

Stock Awards.    Depending on the terms of the award, taxable ordinary income may or may not be recognized by the participant upon the grant of the award.

For stock awards subject to vesting and other similar restrictions, the participant will recognize ordinary income when the shares cease to be subject to the restrictions in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. The participant may elect, under Section 83(b) of the Code, to recognize ordinary income at the time of the issuance of shares in an amount equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for the shares. In that case, no additional income is recognized upon a lapse of the restrictions on the shares, but if the shares are subsequently forfeited, the participant may not deduct the income recognized at the time of receipt of the shares, and will have a capital loss equal to the amount paid for the shares.

For stock awards that are not subject to restrictions, other than restrictions on transfer, the participant generally recognizes ordinary income at the time of receipt. The holding period for the shares begins at the time income is recognized for federal income tax purposes, and the tax basis in the shares is the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Any dividends received on the restricted shares prior to the date income is recognized as described above would be taxable ordinary income when received.

Company Deduction.    In all the foregoing cases, aQuantive will generally be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to certain limitations. Among these limitations is Section 162(m). However, the 1999 Plan has been amended to enable aQuantive to grant stock options and performance-based restricted stock/unit awards under the 1999 Plan that will qualify for deduction by aQuantive under Section 162(m).

Tax Withholding.    We may require the participant to pay us the amount of any withholding taxes that we are required to withhold with respect to the grant, vesting or exercise of any award. Subject to the 1999 Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the participant to satisfy withholding obligations, in whole or in part, (a) by paying cash, (b) by electing to have us withhold shares of aQuantive common stock (up to the minimum required federal tax withholding rate) or (c) by transferring shares of aQuantive common stock (already owned by the participant for the period necessary to avoid a charge to our earnings for financial reporting purposes) to us. We have the right to withhold from any award or any shares of common stock issuable pursuant to an award or from any cash amounts otherwise due or to become due from us to the participant an amount equal to such taxes.

The Board recommends that shareholders vote FOR approval of the material terms of certain performance goals under the 1999 Plan for Section 162(m) purposes.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or Directors under all of our existing equity compensation plans as of December 31, 2003.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

Equity compensation plans approved by security holders	13,583,331	$3.497	1,206,076	(1)(2)(3)
Equity compensation plans not approved by security holders	286,776	$8.00	0
Total	13,870,107	$3.590	1,206,076

(1)	Includes 745,261 shares remaining available for issuance under our 1999 Plan. The 1999 Plan includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually on the first day of our fiscal year by the least of (1) 5,250,000 shares, (2) an amount equal to 8% of the adjusted average common shares outstanding of aQuantive used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year, or (3) a lesser amount determined by our Board of Directors. Our Board of Directors determined that zero (0) shares would be added to the 1999 Plan under the evergreen formula as of the first day of fiscal year 2003, and that 2,800,000 shares would be added to the 1999 Plan under the evergreen formula as of the first day of fiscal year 2004.

(2)	Includes 460,815 shares remaining available for purchase under our 1999 Employee Stock Purchase Plan. The 1999 Employee Stock Purchase Plan includes an evergreen formula pursuant to which the number of shares authorized for grant will be increased annually by the least of (1) 750,000 shares, (2) an amount equal to 2% of the adjusted average common shares outstanding of aQuantive used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year, or (3) a lesser amount determined by our Board. Our Board determined that there would be no automatic annual increase for fiscal year 2003 and that the automatic annual increase for fiscal year 2004 would be 140,000 shares.

(3)	The Stock Option Grant Program for Nonemployee Directors is administered under the 1999 Plan and, as of the end of fiscal year 2003, provided for the following automatic stock grants to each of our nonemployee Directors: (a) an initial option grant to purchase 25,000 shares of our common stock as of the date of the director’s initial election or appointment to the Board, which option vests and becomes exercisable in equal installments on the first, second and third anniversaries of the date of grant (assuming continued board service) and (b) an annual option grant to purchase 10,000 shares of our common stock immediately following each year’s annual shareholder meeting, which option vests and becomes exercisable on the first anniversary of the date of grant (assuming continued board service).

Summary of Equity Compensation Plan Not Approved by Shareholders

Restated 2000 Stock Incentive Compensation Plan

The Restated 2000 Stock Incentive Compensation Plan (the “2000 Plan”) was originally adopted by the Board on November 16, 1999. The purpose of the 2000 Plan has been to enhance long-term shareholder value by offering opportunities to our employees, officers, consultants, agents, advisors and independent contractors to participate in our growth and success, and to encourage them to remain in the service of aQuantive and our subsidiaries and to acquire and maintain stock ownership in aQuantive. All of the nonqualified stock options granted under the 2000 Plan were approved in February 2000, with an exercise price of $8.00 per share and a term of 10 years from the date of grant. All options granted under this plan vest over a four-year period at a rate of 20% one year from the vesting commencement date and 6.667% per quarter thereafter. No stock awards have been granted under the 2000 Plan. As of December 31, 2003, options to purchase 286,776 remained outstanding under this plan. By resolution adopted on December 11, 2002, the Board determined that the 2000 Plan will terminate when all stock options outstanding under the 2000 Plan as of December 11, 2002 have been exercised or have terminated or expired according to their terms. Accordingly, no new awards will be granted under the 2000 Plan. Restrictions relating to the transferability of the options granted under the 2000 Plan and the terms on which they may be exercised in the event the optionee’s relationship with aQuantive ceases are substantially similar to those described under the summary of the 1999 Plan included with Proposal 2 above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 26, 2004, certain information regarding the beneficial ownership of our common stock by:

•	each person known by aQuantive to beneficially own 5% or more of our common stock;

•	each director and director nominee of aQuantive;

•	each executive officer of aQuantive for whom compensation information is given in the Summary Compensation Table in this Proxy Statement; and

•	all Directors and executive officers of aQuantive as a group.

Beneficial Owner	Outstanding Shares of Common Stock Beneficially Owned(1)	Percent of Class
Nicolas J. Hanauer (2) 1000 Second Ave., Suite 1200 Seattle, WA 98104	6,415,651	10.6%
Richard P. Fox (3)	10,694	*
Fredric W. Harman (4) 525 University Avenue, Suite 1300 Palo Alto, CA 94301	45,000	*
Gregory B. Maffei (5)	320,000	*
Brian P. McAndrews (6)	2,887,140	4.8%
Peter M. Neupert (7)	145,000	*
Jack Sansolo (8)	29,334	*
Michael B. Slade (9)	22,417	*
Linda J. Srere	—	*
Jaynie M. Studenmund	—	*
Ona M. Karasa (7)	105,333	*
Clark M. Kokich (10)	368,710	*
Michael Vernon (11)	621,999	1.0%
James A. Warner (12)	818,833	1.3%
All Directors and executive officers as a group (18 persons)	13,426,294	22.1%

*	Less than 1% of the outstanding shares of common stock.
(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.
(2)	Includes 30,000 shares subject to options exercisable as of or within 60 days of March 26, 2004.
(3)	Includes 8,334 shares subject to options exercisable as of or within 60 days of March 26, 2004.
(4)	Includes 45,000 shares subject to options exercisable as of or within 60 days of March 26, 2004.
(5)	Includes 95,000 shares subject to options exercisable as of or within 60 days of March 26, 2004.
(6)	Includes 18,750 shares held by the Lauren E. McAndrews Trust of 1999, 18,750 shares held by the Kyle S. McAndrews Trust of 1999 and 2,305,917 shares subject to options exercisable as of or within 60 days of March 26, 2004. Mr. McAndrews disclaims beneficial ownership of the shares held by the Lauren E. McAndrews Trust of 1999 and the Kyle S. McAndrews Trust of 1999.
(7)	Represents shares subject to options exercisable as of or within 60 days of March 26, 2004.
(8)	Includes 28,334 shares subject to options exercisable as of or within 60 days of March 26, 2004.
(9)	Includes 16,667 shares subject to options exercisable as of or within 60 days of March 26, 2004.
(10)	Includes 367,163 shares subject to options exercisable as of or within 60 days of March 26, 2004.
(11)	Includes 599,999 shares subject to options exercisable as of or within 60 days of March 26, 2004.
(12)	Includes 815,833 shares subject to options exercisable as of or within 60 days of March 26, 2004.

EXECUTIVE OFFICERS

The following persons are executive officers of aQuantive as of April 26, 2004, and will serve in the capacities noted until their successors are duly appointed or until resignation or removal.

Name	Age	Positions and Offices With aQuantive	Officer Since
Brian P. McAndrews	45	Chief Executive Officer and President	1999
Bradley Aronson	32	President, i-FRONTIER	2002
Michael T. Galgon	36	Chief Strategy Officer	1998
Ona M. Karasa	44	President, Atlas DMT	2002
Clark M. Kokich	52	President, Avenue A	1999
Linda A. Schoemaker	40	Senior Vice President, General Counsel and Corporate Secretary	2004
Michael Vernon	57	Chief Financial Officer	2000
James A. Warner	51	President, Avenue A/NYC	2000

For a biographical summary of Mr. McAndrews, see “PROPOSAL 1: ELECTION OF DIRECTORS.”

Bradley Aronson founded i-FRONTIER in February 1996, and currently serves as its President. Prior to 1996, Mr. Aronson worked as a marketing manager for CTD News, a publishing company. Mr. Aronson co-authored one of the earliest books on interactive marketing, Advertising On The Internet, as well as authoring Banners and Beyond, and Strategies for Branding, Driving Traffic, and Sales (Jupiter Research). Mr. Aronson holds a B.A. degree from Haverford College.

Michael T. Galgon, a cofounder of aQuantive, has served as our Chief Strategy Officer since January 2000. From October 1999 to January 2000, he served as our Senior Vice President, Marketing and Business Development. From October 1998 to October 1999, he served as our President, and from October 1997 to October 1998, he served as our General Manager. From October 1995 to October 1997, Mr. Galgon attended the Harvard Business School. From October 1994 to October 1995, he served as a full-time volunteer with Volunteers In Service To America. From 1990 to 1994, Mr. Galgon served as an officer in the U.S. Navy. Mr. Galgon holds an M.B.A. degree from the Harvard Business School and a B.A. degree from Duke University.

Ona M. Karasa was named President of Atlas DMT in March 2004, and served as Chief Operating Officer of Atlas DMT from May 2003 to March 2004. From September 2002 to April 2003, she served as our Senior Vice President, Development and Product Services and Chief Technology Officer. From November 2001 to August 2002, Ms. Karasa served as executive vice president and general manager of MSNBC.com, an online news and entertainment company. From January 2001 to October 2001, she served as vice president of development and design of MSNBC.com. From February 1999 to January 2001, Ms. Karasa owned and operated Karasa Management Consulting. From June 1998 to February 1999, Ms. Karasa served as Vice President of Product Development for Clarus Corporation, a supply-chain software company, and from April 1996 to December 1997 she served as Vice President of Product Development at Atrieva, an Internet back-up software and service provider. She holds an M.A. from Bastyr University and a B.A. from Smith College.

Clark M. Kokich has served as our President, Avenue A since May 2001. From October 2000 to May 2001, Mr. Kokich served as our President, Digital Marketing Solutions, Seattle. From January 2000 to October 2000, he served as our Senior Vice President, Diversified Services, and from July 1999 to January 2000 as our Vice President, General Manager, Growth Markets Division. From April 1996 to October 1998, Mr. Kokich served as President and Chief Executive Officer of Calla Bay, Inc., an apparel retailer. From January 1992 to April 1996, he served as the Director, Sales & Marketing for AT&T Wireless Services, a wireless telecommunications provider. Mr. Kokich holds a B.S. degree from the University of Oregon.

Linda A. Schoemaker has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2004. From December 2000 to February 2004, Ms. Schoemaker served as Senior Vice President and General Counsel of Advanced Digital Information Corporation (ADIC), a computer data storage solutions provider. Prior to joining ADIC, she was a partner in the law firm Perkins Coie LLP, and a member of the firm’s Executive Committee. Her practice focused on corporate finance, including public offerings, mergers and acquisitions, and venture capital. She joined Perkins Coie LLP in September 1989 and was admitted as a partner in January 1996. Ms. Schoemaker holds a J.D. degree from the University of Michigan and an A.B. from Harvard University.

Michael Vernon has served as our Chief Financial Officer since September 2000. From August 1999 to September 2000, Mr. Vernon worked as a consultant. From August 1998 to August 1999, Mr. Vernon served as Chief Operating Officer of Park Plaza International, an international hotel chain and privately owned corporation. From August 1995 to February 1997, Mr. Vernon served as Chief Financial Officer of Red Lion Hotels, a national hotel chain. Mr. Vernon holds an M.B.A. degree and a B.S. degree from Stanford University.

James A. Warner has served as President, Avenue A/NYC since January 2000. From September 1998 to December 1999, Mr. Warner served as President of Third Floor Enterprises, a consulting firm that provided services to online and traditional media companies. From February 1998 to September 1998, Mr. Warner served as President of the Magazine Division of Primedia, Inc., a diversified media company. From February 1995 to September 1997, he served as President of the CBS Television Network, a division of CBS, Inc., a broadcasting and communications company. Mr. Warner holds an M.B.A. degree from the Harvard Business School and a B.A. degree from Yale University.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information for the years indicated for the Chief Executive Officer of aQuantive and the four next most highly compensated executive officers for the fiscal year ended December 31, 2003.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options	All Other Compensation(1)
Brian P. McAndrews	2003	333,060	120,000	150,000	350,120
Chief Executive Officer and President	2002 2001	320,850 320,850	128,100 —	— 782,000	450,440 528

Ona M. Karasa(2)	2003	232,300	76,659	20,000	3,180
President, Atlas DMT	2002	101,506	45,000	300,000	52

Clark M. Kokich	2003	251,166	50,233	120,000	33,587
President, Avenue A	2002 2001	240,950 213,423	75,000 —	— 366,667	39,838 528

Michael Vernon	2003	236,926	47,385	75,000	3,774
Chief Financial Officer	2002 2001	228,413 228,413	65,000 —	— 450,000	774 528

James A. Warner	2003	269,063	44,395	50,000	614
President, Avenue A/NYC	2002 2001	263,400 252,425	47,500 —	— 450,000	270 528

(1)	Amounts shown in “All Other Compensation” for fiscal year 2003 include loan forgiveness and related gross-up payments of $346,851 and $30,173 for Messrs. McAndrews and Kokich, respectively. Please see “Certain Transactions.” Also includes payment of life insurance premiums of $269 for Mr. McAndrews, $414 for each of Messrs. Kokich and Warner, $774 for Mr. Vernon, and $180 for Ms. Karasa; and employer matching 401(k) contributions of $3,000 for Messrs. McAndrews, Kokich and Vernon and Ms. Karasa, and $200 for Mr. Warner.
(2)	Ms. Karasa joined aQuantive in September 2002.

Stock Option Grants in Fiscal 2003

The following table sets forth information regarding options to purchase shares of common stock granted to the named executive officers during the year ended December 31, 2003 under the Company’s stock option plans.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(2)
					5%	10%
Brian P. McAndrews	150,000	6.39	$2.72	1/29/13	$256,589	$650,247
Ona M. Karasa	20,000	0.85	$2.66	1/16/13	$33,457	$84,787
Clark M. Kokich	120,000	5.11	$2.66	1/16/13	$200,743	$508,723
Michael Vernon	75,000	3.19	$2.66	1/16/13	$125,464	$317,952
James A. Warner	50,000	2.13	$2.66	1/16/13	$83,643	$211,968

(1)	All of these options vest in increments of 20% on January 1, 2004 and then 6.667% per quarter until fully vested at January 1, 2007. The per share exercise price represents the fair market value of the Company’s common stock on the date of grant.
(2)	The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of our common stock.

Option Exercises in Fiscal Year 2003 and Year-End Option Values

The following table sets forth certain information regarding options held as of December 31, 2003 by the named executive officers. None of the named executive officers exercised any options during fiscal year 2003.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Brian P. McAndrews	2,207,450	392,867	$16,847,578	$3,152,685
Ona M. Karasa	80,000	240,000	$610,400	$1,830,400
Clark M. Kokich	299,051	279,446	$2,512,158	$2,309,084
Michael Vernon	526,666	298,334	$3,775,194	$2,318,056
James A. Warner	737,500	200,000	$3,893,175	$1,509,450

(1)	Value for these purposes is based solely on the difference between market value of underlying shares on December 31, 2003, which was $10.25 per share, and the exercise price of the options.

REPORT ON EXECUTIVE COMPENSATION

Composition of the Compensation Committee

From May 29, 2002 to March 26, 2003, our compensation committee consisted of Fredric W. Harman and Peter M. Neupert. Since March 26, 2003, our compensation committee has consisted of Richard P. Fox, Peter M. Neupert and Michael B. Slade.

Compensation Philosophy

aQuantive offers compensation packages designed to attract and retain outstanding employees, to encourage and reward the achievement of corporate goals and to align employee financial interests with long-term shareholder value. Our compensation policy is to offer a package including a competitive salary, a competitive bonus incentive based on individual and corporate achievement goals, and competitive benefits. aQuantive also encourages broad-based employee ownership of aQuantive’s common stock through employee stock purchase and stock option programs. Our compensation policy for executive officers is designed to promote continued performance and attainment of corporate and personal goals. Executive officers receive total compensation packages in line with their responsibilities and expertise.

Cash-Based Compensation

The compensation committee reviews and establishes annually the salary of the Chief Executive Officer and of each of the executive officers reporting directly to the Chief Executive Officer, with reference to the executive’s contribution to company performance, level of responsibility, experience and breadth of knowledge. Pursuant to aQuantive’s bonus plan for executive officers, each such executive officer is eligible to receive a cash bonus at the discretion of the compensation committee based on achievement of satisfactory financial results for aQuantive.

Stock-Based Compensation

aQuantive seeks to align the long-term interests of its executive officers with those of its shareholders. As a result, each executive officer receives a significant stock option grant when he or she joins aQuantive or is promoted to an executive officer position. Grant sizes are determined based on various subjective factors primarily relating to the responsibilities of the individual officers, their anticipated contributions to aQuantive’s success and prior option grants. In addition, the compensation committee has periodically granted and intends to continue to grant additional stock options to executive officers from time to time based on their responsibilities, performance and contributions during the preceding year, prior option grants and the need to retain such executives. During 2003, in the context of uncertainty regarding evolving accounting requirements relating to expensing of stock options, and changing competitive option granting practices, the compensation committee reduced the group of employees who will typically be considered for periodic option grants, and generally granted a smaller number of options to those who continued to be considered for option grants. All options have an exercise price equal to the fair market value of aQuantive’s stock on the dates of grant.

Ongoing Review

The compensation committee evaluates aQuantive’s compensation policies on an ongoing basis to determine whether they enable aQuantive to attract, retain and motivate key personnel. To meet these objectives, the compensation committee may from time to time increase salaries, award additional stock options or provide other short- and long-term incentive compensation to executive officers reporting to the Chief Executive Officer.

Chief Executive Officer Compensation

The compensation committee reviews and approves at least annually the compensation of the Chief Executive Officer. In establishing the compensation of the Chief Executive Officer, the compensation committee uses the same policies and goals that are used in determining compensation for other executive officers. Based upon its review of the Company’s performance and Mr. McAndrews’ accomplishments, as well as a review of applicable survey data relating to executive compensation, the Committee increased Mr. McAndrews’ salary by slightly less than 4% to $333,060 for 2003. In addition, the Committee awarded Mr. McAndrews an option to purchase 150,000 shares of the Company’s common stock, as described in the table above captioned “Stock Option Grants in Fiscal 2003.”

Policy Regarding Section 162(m) of the Internal Revenue Code

aQuantive is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation payments in excess of $1 million to each of our Chief Executive Officer and the four other most highly compensated executive officers. Section 162(m) also provides for certain exemptions to the limitations on deductibility, including compensation that is “performance-based” within the meaning of Section 162(m). The compensation committee does not expect cash compensation in 2004 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. However, as described under Proposal 2 above, aQuantive’s 1999 Plan has been amended to enable aQuantive to grant stock options and performance-based restricted stock/unit awards under the plan that will qualify for deduction by aQuantive under Section 162(m).

Compensation Committee
Richard P. Fox
Peter M. Neupert
Michael B. Slade

PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return on our common stock with the cumulative total shareholder return of The Nasdaq Stock Market (U.S. Companies) Index, a New Peer Group, and the Old Peer Group. The graph assumes $100 was invested at the close of trading on February 29, 2000, the date of our initial public offering, in our common stock, the Nasdaq (U.S. Companies) Index, and in each of the peer groups, and assumes reinvestment of dividends, if any.

The Old Peer Group consists of Digital Impact, Inc., DoubleClick, Inc., Engage Technologies, Inc. and 24/7 Real Media, Inc. The New Peer Group consists of these same companies, with the exception of Engage Technologies, Inc., which no longer exists, and with the addition of Digitas Inc., Modem Media, Inc., and ValueClick, Inc. The Old Peer Group was defined in 2001. Since that time, certain other companies have emerged or developed significant business lines within our industry. We have defined the New Peer Group to include those companies and to eliminate the company that was included in the Old Peer Group but which no longer exists. The stocks of each company in the New Peer Group and the Old Peer Group are quoted on The Nasdaq National Market and the returns of each company in the New Peer Group and the Old Peer Group are weighted based on the market capitalizations of such companies.

COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN

AMONG AQUANTIVE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,

A NEW PEER GROUP AND AN OLD PEER GROUP

	02/29/00	12/31/00	12/31/01	12/31/02	12/31/03
aQuantive	$100	$2.52	$2.35	$4.03	$14.24
The Nasdaq Stock Market (U.S. Companies) Index	$100	$52.58	$41.74	$28.86	$43.14
New Peer Group	$100	$11.09	$10.46	$6.35	$14.64
Old Peer Group	$100	$11.19	$11.25	$5.90	$10.99

CERTAIN TRANSACTIONS

On October 8, 1999, aQuantive loaned $676,000 to Brian P. McAndrews, our Chief Executive Officer and President and one of our directors, pursuant to a promissory note in connection with the purchase of shares of common stock and the exercise of stock options by Mr. McAndrews. The loan bore interest at a rate equal to the greater of (1) the applicable federal rate for a demand note as of October 8, 1999 and as redetermined each year on the anniversary date of the note and (2) the lowest rate necessary to avoid the imputation of interest under the Internal Revenue Code. The maximum aggregate principal amount outstanding under the loan in fiscal year 2003 was $225,334. In July 2001, the promissory note was amended to provide that specified portions of the principal balance outstanding on January 1 of 2002, 2003 and 2004 and all accrued interest as of such dates would be forgiven on such dates if Mr. McAndrews continued to be employed by aQuantive as of the applicable date. The amendment also provided that aQuantive would provide Mr. McAndrews with the amounts of federal income tax owed, on a “grossed up” basis, with respect to amounts forgiven. Accordingly, the balance of the principal outstanding on the promissory note and accrued interest were forgiven on January 1, 2004 and this note is no longer outstanding.

Two family members of Bradley Aronson, the President of i-FRONTIER, are employed by i-FRONTIER. His wife, Mia Aronson, is Operations Manager for i-FRONTIER. Her current annual salary is $69,200. His brother, Robert Aronson, is Director of Search Engine Marketing for i-FRONTIER. His current annual salary is $85,000. Both Mia and Robert Aronson received stock option grants in January 2003, for 1,000 and 13,000 shares respectively, with an exercise price of $2.90, equal to the fair market value on the date of grant, and vesting over a period of six years.

EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL ARRANGEMENTS

McAndrews Employment Agreement.    On January 20, 2000, Brian P. McAndrews and aQuantive entered into an employment agreement pursuant to which Mr. McAndrews serves as Chief Executive Officer of aQuantive. Pursuant to the terms of the agreement, Mr. McAndrews must receive an annual salary of at least $300,000. Also pursuant to the agreement, in connection with his initial employment Mr. McAndrews received an option to purchase 1,845,000 shares of aQuantive common stock at a price per share of $1.26667, subject to vesting over a period of four years. Pursuant to the agreement, upon completion of aQuantive’s initial public offering, Mr. McAndrews received an option to purchase 264,000 shares of aQuantive common stock at a price per share equal to the initial public offering price, also subject to vesting over a period of four years. Either aQuantive or Mr. McAndrews may terminate the agreement at any time. If Mr. McAndrews is terminated without cause or if he terminates his employment for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary and acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). If Mr. McAndrews is terminated for cause or if he voluntarily terminates his employment without “good reason,” he is entitled to a severance package equal to three months’ base salary. If Mr. McAndrews is terminated by a successor corporation to aQuantive within one year of a change of control, he is entitled to a severance package consisting of 12 months’ base salary and full acceleration of any unvested stock options. Upon a change of control, 50% of Mr. McAndrews’ unvested stock options immediately vest. Pursuant to the terms of the agreement, Mr. McAndrews is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of aQuantive.

Karasa Employment Agreement.    Ona Karasa, President, Atlas DMT, a wholly owned subsidiary of aQuantive, entered into an employment agreement with Atlas DMT on September 9, 2002. Pursuant to the agreement, Ms. Karasa must receive an annual salary of at least $230,000. Also pursuant to the agreement, Ms. Karasa received a signing bonus of $30,000 paid on or before September 30, 2002. Employment may be terminated with or without cause by either party. If termination is by Atlas DMT, 30 day notice must be given. If aQuantive winds up or sells all or substantially all of Atlas DMT’s assets, and the purchaser terminates Ms. Karasa without cause, she will be entitled to termination payments equal to 3 months base salary, and an additional 3 months base salary for each year worked under this agreement. Ms. Karasa is subject to a confidentiality, non-competition and non-solicitation agreement in favor of Atlas DMT and aQuantive, which shall survive termination of her employment.

Warner Employment Agreement.    James A. Warner, President, Avenue A/NYC, a wholly owned subsidiary of aQuantive, entered into an employment agreement with aQuantive on January 18, 2000. Pursuant to the terms of the agreement, Mr. Warner must receive an annual salary of at least $250,000. Also pursuant to the agreement, in connection with his initial employment, Mr. Warner received an option to purchase 300,000 shares of aQuantive common stock at a price per share of $8.00, subject to vesting over a period of four years. Either aQuantive or Mr. Warner may terminate the agreement at any time. If Mr. Warner is terminated without cause or if he terminates his employment for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary and is entitled to acceleration of a portion of any unvested stock options equal to the portion that would have vested during the one-year period immediately following the termination date (assuming no termination had occurred). Upon a change of control, a portion of Mr. Warner’s unvested stock options equal to the portion that would vest during the one-year period immediately after the date of the change of control will automatically vest. Pursuant to the terms of the employment agreement, Mr. Warner is also subject to a confidentiality, non-competition and non-solicitation agreement in favor of aQuantive.

Vernon Employment Agreement.    Michael Vernon entered into an employment agreement with aQuantive on September 27, 2000, pursuant to which Mr. Vernon serves as Chief Financial Officer of aQuantive. Pursuant to the terms of the agreement, Mr. Vernon receives an annual salary of at least $225,000. Also pursuant to the agreement, Mr. Vernon received an option to purchase 300,000 shares of aQuantive common stock at a price per share of $5.25, subject to vesting over a period of four years. Either aQuantive or Mr. Vernon may terminate the agreement at any time. If Mr. Vernon is terminated by a successor corporation without cause, or if he terminates his employment for “good reason,” he is entitled to a severance package consisting of 12 months’ base salary. If Mr. Vernon terminates his employment with a successor corporation for any other reason, he is entitled to any unpaid annual base salary. If the agreement terminates due to Mr. Vernon’s death or total disability, he or his estate is entitled to any unpaid annual base salary. Pursuant to the terms of the employment agreement, Mr. Vernon is also subject to a confidentiality, inventions assignment, non-competition and non-solicitation agreement in favor of aQuantive.

Change–of-Control Provisions Under the 1998, 1999 and 2000 Stock Incentive Compensation Plans.    Unless individual agreements provide otherwise, if a corporate transaction specified in the applicable plan, such as a merger or sale of aQuantive or a sale of all or substantially all of aQuantive’s securities or assets (other than a transfer to a majority-owned subsidiary), occurs, each outstanding option under the applicable plan will accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. Any option held by an executive officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, that is assumed, continued or replaced with a comparable award in the corporate transaction, other than in specified related-party transactions, will accelerate if the officer’s employment or services are terminated by the successor corporation without cause or by the officer for good reason within two years after the corporate transaction.

Change-of-Control Provisions Under the 1999 Employee Stock Purchase Plan.    In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of aQuantive’s securities or assets (other than a transfer to a majority-owned subsidiary), each outstanding option under the 1999 employee stock purchase plan will be assumed or an equivalent option substituted by the successor corporation; provided, however, that if the successor corporation refuses to assume or substitute the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. Similarly, in the event of aQuantive’s proposed liquidation or dissolution, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed event.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the officers, Directors and persons who own more than 10% of a registered class of equity securities of aQuantive to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish aQuantive with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 2003 all filing requirements mandated by Section 16(a) applicable to our officers, Directors and greater-than-10% beneficial owners were complied with by such persons except that Forms 4 were not timely filed for January 2003 grants of stock options to Michael T. Galgon, Ona M. Karasa, Clark M. Kokich, Brian P. McAndrews, Jeffrey J. Miller, Thomas M. Sperry, Michael Vernon, and James Warner. Forms 4 for these grants were filed with the SEC on February 6, 2003.

REPORT BY THE AUDIT COMMITTEE

The Board of Directors has determined that each committee member is independent under applicable SEC and Nasdaq rules, and has further determined that Gregory B. Maffei and Richard P. Fox are both “audit committee financial experts” under applicable SEC rules. The audit committee has reviewed and discussed the audited financial statements for fiscal year 2003 with aQuantive’s management. In addition, the audit committee has discussed with aQuantive’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented). The audit committee also has received the written disclosures and the letter from aQuantive’s independent accountants required by the Independence Standards Board Standard No. 1 (as modified or supplemented) and has discussed with the independent accountants the independent accountants’ independence. Based on the review and discussions referenced above, the audit committee recommended to aQuantive’s Board of Directors that the audited financial statements for fiscal year 2003 be included in aQuantive’s Annual Report on Form 10-K for fiscal year 2003.

Audit Committee
Richard P. Fox
Fredric W. Harman
Gregory B. Maffei

INDEPENDENT PUBLIC ACCOUNTANTS

On February 27, 2002, the Board of Directors affirmed Arthur Andersen LLP, certified public accountants, to act as our independent accountants for the fiscal year ended December 31, 2002. As of May 29, 2002, the Board dismissed Arthur Andersen LLP. The decision to change our independent accountants was recommended and approved by our audit committee and approved by our Board of Directors. The principal accountants’ report on the financial statements for each of the two fiscal years prior to their dismissal did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years prior to their dismissal, we had no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the two fiscal years prior to their dismissal, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

On May 29, 2002, we engaged KPMG LLP, certified public accountants, as our independent accountants to audit our financial statements for the fiscal year ended December 31, 2002. From January 1, 2001 to May 29, 2002, we did not consult with KPMG LLP regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided that KPMG LLP concluded was an important factor we considered in reaching a decision on an accounting, auditing or financial reporting issue, or (2) any matter that was either the subject of a disagreement or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

The Audit Committee has selected KPMG LLP to act as independent accountants of aQuantive for fiscal year 2004. The Board reserves the right to change the independent accountants of aQuantive at any time before or after the Annual Meeting if it determines that to do so would be in the best interests of aQuantive. A representative of KPMG LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

The fees billed for professional services rendered by KMPG LLP for the fiscal years 2002 and 2003 were as follows:

	2003		2002
Audit Fees	$168,377		$140,232
Audit-Related Fees	$107,175		$74,280
Tax Fees	$173,624		$22,385
All Other Fees	$7,108	(1)	$70,856
TOTAL	$456,284		$307,753

(1)	“All other fees” for 2003 relate to Privacy consulting.

Effective May 6, 2003 we are required to obtain pre-approval by our Audit Committee for all audit and permissible non-audit related fees incurred with our independent auditors. During fiscal 2003, 100% of the tax fees and 100% of all other fees were approved in advance by the Audit Committee as we obtained pre-approval for all new projects both before and after the effective date of this new requirement. The audit committee has delegated the authority to pre-approve audit and permitted non-audit services to Richard P. Fox. Any pre-approved decisions are presented to the full audit committee at the next scheduled meeting.

The audit committee has considered whether the services provided to aQuantive by KPMG LLP covered in Item 3 of the table above are compatible with maintaining the public accountants’ independence, and has concluded that they are compatible with maintaining the public accountants’ independence.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in the Proxy Statement and form of Proxy for a particular annual meeting. Shareholders that intend to present a proposal at the 2005 Annual Meeting of aQuantive must give notice of the proposal to aQuantive no later than December 27, 2004 for it to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. In addition, shareholders that intend to present a proposal that will not be included in the Proxy Statement and form of Proxy must give notice of the proposal to aQuantive not earlier than February 10, 2005 and not later than March 12, 2005. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by aQuantive for the 2005 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be untimely. Furthermore, receipt by aQuantive of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2005 Annual Meeting because there are other relevant requirements in the SEC’s proxy rules.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

Copies of the aQuantive 2003 Annual Report to Shareholders, which includes aQuantive’s Annual Report on Form 10-K, are being mailed to shareholders, together with this Proxy Statement, form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of aQuantive, 506 Second Avenue, 9th Floor, Seattle, Washington 98104.

APPENDIX A

AQUANTIVE, INC.

RESTATED 1999 STOCK INCENTIVE COMPENSATION PLAN

SECTION 1. PURPOSE

The purpose of the aQuantive, Inc. 1999 Stock Incentive Compensation Plan (the “Plan”) is to enhance the long-term shareholder value of aQuantive, Inc., a Washington corporation (the “Company”), by offering opportunities to selected persons to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

SECTION 2. DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

“Award” means an award or grant made pursuant to the Plan, including, without limitation, awards or grants of Stock Awards and Options, or any combination of the foregoing.

“Board” means the Board of Directors of the Company.

“Cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Corporate Transaction” has the meaning set forth in Section 12.3.1.

“Disability,” unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Corporation and to be engaged in any substantial gainful activity.

“Effective Date” has the meaning set forth in Section 15.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq National Market, the closing sales price for the Common Stock as reported by the Nasdaq National Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

“Good Reason” means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice from the Participant:

(a) a change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) that, in the Participant’s reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities that, in the Participant’s reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions, except in connection with the termination of the Participant’s employment for Cause, for Disability or as a result of his or her death, or by the Participant other than for Good Reason;

(b) a reduction in the Participant’s annual base salary;

(c) the Successor Corporation’s requiring the Participant (without the Participant’s consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation’s business that is not materially greater than such travel requirements prior to the Corporate Transaction;

(d) the Successor Corporation’s failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Participant was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Participant with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

(e) any material breach by the Successor Corporation of its obligations to the Participant under the Plan or any substantially equivalent plan of the Successor Corporation; or

(f) any purported termination of the Participant’s employment or services for Cause by the Successor Corporation that does not comply with the terms of the Plan or any substantially equivalent plan of the Successor Corporation.

“Grant Date” means the date on which the Plan Administrator completes the corporate action relating to the grant of an Award and all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

“Nonqualified Stock Option” means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

“Option” means the right to purchase Common Stock granted under Section 7.

“Option Term” has the meaning set forth in Section 7.3.

“Parent,” except as otherwise provided in Section 8.3 in connection with Incentive Stock Options, means any entity, whether now or hereafter existing, that directly or indirectly controls the Company.

“Participant” means (a) the person to whom an Award is granted; (b) for a Participant who has died, the personal representative of the Participant’s estate, the person(s) to whom the Participant’s rights under the Award have passed by will or by the applicable laws of descent and distribution, or the beneficiary designated in accordance with Section 11; or (c) the person(s) to whom an Award has been transferred in accordance with Section 11.

“Plan Administrator” means the Board or any committee or committees designated by the Board or any person to whom the Board has delegated authority to administer the Plan under Section 3.1.

“Related Corporation” means any Parent or Subsidiary of the Company.

“Related Party Transaction” means (a) a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the surviving corporation or parent thereof immediately after the merger; (b) a mere reincorporation of the Company or; (c) a transaction undertaken for the sole purpose of creating a holding company.

“Retirement” means retirement as of the individual’s normal retirement date under the Company’s 401(k) plan or other similar successor plan applicable to salaried employees, unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Award” means shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

“Subsidiary,” except as otherwise provided in Section 8.3 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company.

“Successor Corporation” has the meaning set forth in Section 12.3.2.

“Termination Date” has the meaning set forth in Section 7.6.

SECTION 3. ADMINISTRATION

3.1 Plan Administrator

The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) ”outside directors” as contemplated by Section 162(m) of the Code and (b) ”nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards to designated classes of eligible persons, within the limits specifically prescribed by the Board.

3.2 Administration and Interpretation by Plan Administrator

Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company’s officers as it so determines.

SECTION 4. STOCK SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 12.1, the number of shares of Common Stock that shall be available for issuance under the Plan shall be

(a) 3,298,101 shares plus;

(b) an annual increase to be added on the first day of the Company’s fiscal year beginning in 2001 equal to the least of (i) 5,250,000 shares; (ii) 8% of the adjusted average common shares outstanding of the Company used to calculate fully diluted earnings per share as reported in the annual report to shareholders for the preceding year; and (iii) a lesser amount determined by the Board; provided that any shares from any such increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the Plan; plus

(c) as of the effective date of the Company’s initial public offering, (i) any authorized shares not issued or subject to outstanding awards under the Company’s 1998 Stock Incentive Compensation Plan (the “Prior Plan”) and (ii) any shares subject to outstanding awards under the Prior Plan that cease to be subject to such awards (other than by reason of exercise or payment of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), up to an aggregate maximum of 13,068,568 shares, which shares shall cease, as of the date of the initial public offering, to be available for grant and issuance under the Prior Plan, but shall be available for issuance under the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares

4.2 Reuse of Shares

Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in vested and nonforfeitable shares) shall again be available for issuance in connection with future grants of Awards under the Plan.

4.3 Limitations

Subject to adjustment from time to time as provided in Section 12.1, not more than 500,000 shares of Common Stock may be made subject to Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company, except that the Company may make one-time grants of up to an additional 250,000 shares to newly hired or newly promoted individuals, such limits to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

SECTION 5. ELIGIBILITY

Awards may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Related Corporations; provided, however, that such Participants render bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form and Grant of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options and Stock Awards. Awards may be granted singly or in combination.

6.2 Settlement of Awards

The Company may settle Awards through the delivery of shares of Common Stock, cash payments, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents. The Plan Administrator may at any time offer to buy out, for a payment in cash or Common Stock, an Award previously granted based on such terms and conditions as the Plan Administrator shall establish and communicate to the Participant at the time such offer is made.

6.3 Acquired Company Awards

Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities (“Acquired Entities”) (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or stock, reorganization or liquidation (the “Acquisition Transaction”). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

SECTION 7. AWARDS OF OPTIONS

7.1 Grant of Options

The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2 Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date. For Incentive Stock Options granted to a more than 10% shareholder, the Option exercise price shall be as specified in Section 8.2.

7.3 Term of Options

The term of each Option (the “Option Term”) shall be as established by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the maximum Option Term shall be as specified in Sections 8.2 and 8.4.

7.4 Exercise of Options

The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Corporations From the Option Grant Date	Percent of Total Option That Is Vested and Exercisable
After 1 year	20%
Each additional three-month period of continuous service completed thereafter	An additional 6.667%
After 4 years	100%

The Plan Administrator may adjust the vesting schedule of an Option held by a Participant who works less than “full-time” as that term is defined by the Plan Administrator.

To the extent that an Option has vested and become exercisable, the Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of

(a) cash or check;

(b) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

(c) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act and to the extent permitted by law, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

(d) such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant (other than Participants who are executive officers or directors of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant with a full-recourse promissory note, (ii) the payment by the Participant of the purchase price, if any, of the Common Stock in installments, or (iii) the guarantee by the Company of a loan obtained by the Participant from a third party. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans, installment payments or loan guarantees, including the interest rate and terms of and security for repayment.

7.6 Post-Termination Exercises

The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of termination of the Participant’s employment or service relationship (the “Termination Date”) shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the Termination Date shall expire upon the earliest to occur of

(i) the last day of the Option Term;

(ii) if the Participant’s Termination Date occurs for reasons other than Cause, death, Disability or Retirement, the three-month anniversary of such Termination Date; and

(iii) if the Participant’s Termination Date occurs by reason of death, Disability or Retirement, the one-year anniversary of such Termination Date.

Notwithstanding the foregoing, if the Participant dies after the Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Termination Date shall expire upon the earlier to occur of (y) the last day of the Option Term and (z) the first anniversary of the date of death, unless the Plan Administrator determines otherwise.

Also notwithstanding the foregoing, in case of termination of the Participant’s employment or service relationship for Cause, the Option shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option likewise shall be suspended during the period of investigation.

A Participant’s transfer of employment or service relationship between or among the Company and its Related Corporations, or a change in status from an employee to a consultant, agent, advisor or independent contractor, shall not be considered a termination of employment or service relationship for purposes of this Section 7. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1 Dollar Limitation

To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2 More Than 10% Shareholders

If an individual owns more than 10% of the total voting power of all classes of the Company’s stock, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.3 Eligible Employees

Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options. For purposes of this Section 8.3, “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

8.4 Term

Except as provided in Section 8.2, the Option Term shall not exceed ten years.

8.5 Exercisability

An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than death or Disability, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Participant has been on a leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or contract.

For purposes of this Section 8.5, Disability shall mean “disability” as that term is defined for purposes of Section 422 of the Code.

8.6 Taxation of Incentive Stock Options

In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7 Promissory Notes

The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

SECTION 9. STOCK AWARDS

9.1 Grant of Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance criteria related to profits (including, but not limited to, profit growth, net operating profit or economic profit); profit-related return ratios; return measures (including, but not limited to, return on assets, capital, equity or sales); cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); earnings (including, but not limited to, net earnings, earnings per share, or earnings before or after taxes); net sales growth; net income (before or after taxes, interest, depreciation and/or amortization); gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; customer satisfaction; and working capital targets, where such criteria may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship.

9.2 Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or, as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3 Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust the performance goals or waive any other terms, conditions or other restrictions for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the compensation otherwise payable to a Participant who is a “covered employee,” as that term is defined for purposes of Section 162(m) of the Code.

SECTION 10. WITHHOLDING

The Company may require the Participant to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations, in whole or in part, (a) by paying cash, (b) by electing to have the Company withhold shares of Common Stock (up to the minimum required federal tax withholding rate) or (c) by transferring to the Company shares of Common Stock (already owned by the Participant for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), in such amounts as are equivalent to the Fair Market Value of the withholding obligation. The Company shall have the right to withhold from any Award or any shares of Common Stock issuable pursuant to an Award or from any cash amounts otherwise due or to become due from the Company to the Participant an amount equal to such taxes. The Company may also deduct from any Award any other amounts due from the Participant to the Company or a Related Corporation.

SECTION 11. ASSIGNABILITY

Awards granted under the Plan and any interest therein may not be assigned, pledged or transferred by the Participant and may not be made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, and, during the Participant’s lifetime, such Awards may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment, pledge, transfer and exercisability and may permit a Participant to designate a beneficiary who may exercise the Award or receive compensation under the Award after the Participant’s death; provided, however, that any Award so assigned, pledged or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

SECTION 12. ADJUSTMENTS

12.1 Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4.1 and (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Section 12.1 but shall be governed by Sections 12.2 and 12.3, respectively.

12.2 Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, the Plan Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Plan Administrator in its discretion may permit a Participant to exercise an Option until ten days prior to such transaction with respect to all vested and exercisable shares of Common Stock covered thereby and with respect to such number of unvested shares as the Plan Administrator shall determine. In addition, the Plan Administrator may provide that any forfeiture provision or Company repurchase option applicable to any Award shall lapse as to such number of shares as the Plan Administrator shall determine, contingent upon the occurrence of the proposed dissolution or liquidation at the time and in the manner contemplated. To the extent an Option has not been previously exercised, the Option shall terminate automatically immediately prior to the consummation of the proposed action. To the extent a forfeiture provision applicable to a Stock Award has not been waived by the Plan Administrator, the Stock Award shall be forfeited automatically immediately prior to the consummation of the proposed action.

12.3 Corporate Transaction

12.3.1 Definition

“Corporate Transaction” means either of the following events:

(a) Consummation of any merger or consolidation of the Company with or into another corporation or

(b) Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company’s outstanding securities or all or substantially all the Company’s assets other than a transfer of the Company’s securities or assets to a majority-owned subsidiary corporation (as defined in Section 8.3) of the Company.

12.3.2 Options

(a) In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, each outstanding Option shall be assumed or continued or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the “Successor Corporation”). In the event that the Successor Corporation refuses to assume, continue or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to all the shares of Common Stock subject thereto, including shares as to which the Option would not otherwise be vested or exercisable. If an Option will become fully vested and exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a specified time period after the date of such notice, and the Option shall terminate upon the expiration of such period, in each case conditioned on the consummation of the Corporate Transaction. For the purposes of this Section 12.3, the Option shall be considered assumed if, following the Corporate Transaction, the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option, immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. All Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation. Any such Options granted to an “executive officer” (as that term is defined for purposes of Section 16 of the Exchange Act) of the Company that are assumed or replaced in the Corporate Transaction, and do not otherwise accelerate at that time shall be accelerated in the event that the Participant’s employment or services subsequently terminate within two years following such Corporate Transaction, unless such employment or services are terminated by the Successor Corporation for Cause or by the Participant voluntarily without Good Reason. Notwithstanding the foregoing, such acceleration shall not occur if the Corporate Transaction was a Related Party Transaction.

(b) Options shall not so accelerate under this Section 12.3.2 if, in the opinion of the Company’s outside accountants, acceleration would render unavailable “pooling of interest” accounting for a Corporate Transaction that would otherwise qualify for such accounting treatment.

12.3.3 Stock Awards

In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award, the vesting of shares subject to Stock Awards shall accelerate, and the forfeiture provisions to which such shares are subject shall lapse, if and to the same extent that the vesting of outstanding Options accelerates in connection with the Corporate Transaction. If unvested Options are to be assumed, continued or substituted by a Successor Corporation without acceleration upon the occurrence of a Corporate Transaction, the forfeiture provisions to which such Stock Awards are subject shall continue with respect to shares of the Successor Corporation that may be issued in exchange for such shares.

12.4 Further Adjustment of Awards

Subject to Sections 12.2 and 12.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

12.5 Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.6 Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 13. AMENDMENT AND TERMINATION OF PLAN

13.1 Amendment of Plan

The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a “modification” to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

13.2 Termination of Plan

The Board may suspend or terminate the Plan at any time. Unless sooner terminated as provided herein, the Plan shall terminate on November 16, 2009.

13.3 Consent of Participant

The amendment or termination of the Plan or the amendment of an outstanding Award shall not, without the Participant’s consent, impair or diminish any rights or obligations under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 12 shall not be subject to these restrictions.

13.4 Prohibition on Repricing

Except for adjustments made pursuant to Section 12, the exercise price of outstanding Options may not be reduced without shareholder approval nor may outstanding Options be cancelled or amended for the purpose of repricing, replacing or regranting such Options with an exercise price that is less than the original exercise price (as adjusted pursuant to Section 12) of such Options without shareholder approval.

SECTION 14. GENERAL

14.1 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

14.2 No Individual Rights

Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Corporation or limit in any way the right of the Company or any Related Corporation to terminate a Participant’s employment or other relationship at any time, with or without Cause.

14.3 Registration

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

To the extent that the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

14.4 No Rights as a Shareholder

No Option or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

14.5 Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

14.6 Participants in Foreign Countries

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

14.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

14.8 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.9 Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

SECTION 15. EFFECTIVE DATE

The Effective Date is the date on which the Plan is adopted by the Board, so long as it is approved by the Company’s shareholders at any time within 12 months of such adoption.

Adopted by the Board on November 16, 1999 and approved by the Company’s shareholders on January 18, 2000. Section 4.1 amended by the Board on December 11, 2002. Amended and restated by the Board on March 24, 2004.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS

ITEM 1. ELECTION OF DIRECTORS

FOR ☐ WITHHELD FOR ALL ☐

____

FOR ☐ AGAINST ☐ ABSTAIN ☐

Signature(s)______________________________ **Dated:** __________ **, 2004**

▲ FOLD AND DETACH HERE AND READ REVERSE SIDE ▲

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

ITEM 1. ELECTION OF DIRECTORS

FOR WITHHELD FOR ALL

01. Peter M. Neupert 02. Linda J. Srere 03. Jaynie M. Studenmund

To withhold approval for any individual nominee, print the nominee’s name in the following space:

ITEM 2. Approve the material terms of certain performance goals under aQuantive’s Restated 1999 Stock Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code

FOR AGAINST ABSTAIN

Signature(s) Dated: , 2004

Note: Sign as name appears. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title.

AQUANTIVE, INC.

This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders May 26, 2004

The undersigned hereby appoint(s) Michael Vernon and Linda Schoemaker and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of aQuantive, Inc. held of record by the undersigned on March 26, 2004 at the Annual Meeting of Shareholders of the Company to be held on the 35th floor of Smith Tower, at 506 Second Avenue, Seattle, Washington 98104, at 8:00 a.m. on Wednesday, May 26, 2004, or any adjournment or postponement thereof, with authority to vote upon the matter listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

IMPORTANT – PLEASE DATE AND SIGN ON THE OTHER SIDE.

Address Change/Comments (Mark the corresponding box on the reverse side)